Exhibit 99.1
Gossamer Bio Announces Fourth Quarter and Full-Year 2020 Financial Results and Provides Business Update
- Seralutinib (GB002) and GB004 continue to progress through ongoing Phase 2 TORREY and SHIFT-UC clinical trials for Pulmonary Arterial Hypertension (PAH) and Ulcerative Colitis (UC), respectively -
- Topline results for both ongoing Phase 2 trials expected in the first half of 2022, subject to developments in the ongoing COVID-19 pandemic -
- Gossamer to conduct no further clinical development of GB001 or related backup molecule without a partner -
- Cash, cash equivalents and marketable securities totaled $513 million at year-end 2020 -
SAN DIEGO—(BUSINESS WIRE)— February 25, 2020—Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology, today announced its financial results for the fourth quarter and year ended December 31, 2020 and provided a business update.
“The Gossamer team enters 2021 excited and focused on clinical trial execution,” said Faheem Hasnain, Co-Founder, Chairman and Chief Executive Officer of Gossamer. “Both seralutinib and GB004 are potentially paradigm shifting product candidates in indications of significant unmet patient need, and I am very proud of our team’s ongoing efforts to conduct our Phase 2 proof-of-concept studies for these programs despite the challenges of the pandemic.”
Clinical-Stage Product Candidate Updates
Seralutinib (GB002): Inhaled PDGFR, CSF1R and c-KIT Inhibitor for PAH
•Enrollment ongoing in the TORREY Study, a Phase 2 clinical trial in patients with PAH whose disease has progressed despite standard-of-care therapy. The primary endpoint is change in pulmonary vascular resistance (PVR) from baseline at week 24. Topline data from the TORREY study are expected in the first half of 2022, subject to developments in the ongoing COVID-19 pandemic.
•Key opinion leader-led webcast and presentation regarding PAH and seralutinib (GB002) held on December 15, 2020 available through the “Events / Presentations” page in the “Investors” section of the Company's website at www.gossamerbio.com.
GB004: Oral HIF-1α Stabilizer for Inflammatory Bowel Disease (IBD)
•Enrollment ongoing in the SHIFT-UC Study, a Phase 2 clinical trial in patients with active UC despite treatment with 5-ASAs. The primary endpoint is proportion of patients with clinical remission at week 12. Topline data from the SHIFT-UC study are expected in the first half of 2022, subject to developments in the ongoing COVID-19 pandemic.
•Key opinion leader-led webcast and presentation regarding IBD and GB004 held on February 18, 2021 available through the “Events / Presentations” page in the “Investors” section of the Company's website at www.gossamerbio.com.
GB1275: Oral CD11b Modulator for Oncology Indications
•Enrollment ongoing in a Phase 1 expansion cohort studying the recommended Phase 2 dose in KEYNOTE-A36, a Phase 1/2 clinical trial, including patients with gastric or esophageal cancer who have progressed after initial response to anti-PD-1 therapy and patients with advanced MSS colorectal cancer. Further Phase 1 data expected from this study in 2021.
GB001: Oral DP2 Antagonist for Eosinophilic Asthma
•Gossamer engaged with the FDA and the EMA about the clinical development path in asthma, and based off those interactions, Gossamer believes that there is a viable clinical development path for GB001, or its backup molecule, in asthma. Gossamer does not currently plan to move forward with GB001, or its backup molecule, in further clinical trials without a partner.
Financial Results for Quarter and Full Year Ended December 31, 2020
•Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of December 31, 2020, were $512.6 million. As a result, we currently expect cash, cash equivalents and marketable securities, and access to our debt facility will be sufficient to fund operating and capital expenditures into the second half of 2023.
•Research and Development (R&D) Expenses: For the quarter ended December 31, 2020, R&D expenses were $38.9 million compared to R&D expenses of $42.6 million for the same period in 2019. R&D expenses for the full year ended December 31, 2020, were $160.9 million compared to $143.4 million for the full year ended December 31, 2019. The increases were primarily due to an increase in expenses for GB004, seralutinib, GB1275 and preclinical programs.
•In-Process Research and Development (IPR&D) Expenses: For the quarter ended December 31, 2020, IPR&D expenses were $5.3 million compared to $1.6 million for the same period in 2019. IPR&D expenses for the full year ended December 31, 2020, were $23.4 million compared to $3.6 million for the full year ended December 31, 2019. The increases were primarily attributable to a $15.0 million payment to Aerpio in connection with the amendment to the in-license agreement of GB004 in 2020 and a milestone payment of $5.0 million in connection with the initiation of the first Phase 2 clinical trial of seralutinib in 2020.
•General and Administrative (G&A) Expenses: For the quarter ended December 31, 2020, G&A expenses were $15.9 million compared to $11.6 million for the same period in 2019. G&A expenses for the full year ended December 31, 2020, were $49.7 million compared to $39.1 million for the full year ended December 31, 2019. The increases were primarily attributable to an increase in stock-based compensation costs and an increase in personnel-related costs.
•Net Loss: Net loss for the three months ended December 31, 2020, was $64.6 million, or $0.88 per share, compared to a net loss of $54.7 million, or $0.89 per share, for the same period in 2019. Net loss for the full year ended December 31, 2020, was $243.4 million, or $3.55 per share compared to a net loss of $180.3 million, or $3.29 per share, for the full year ended December 31, 2019.
Conference Call and Webcast
Gossamer’s management team will host a conference call and live audio webcast at 8:30 a.m. ET today, Thursday, February 25, to discuss its fourth quarter and full year 2020 financial results and provide a corporate update.
The live audio webcast may be accessed through the “Events / Presentations” page in the “Investors” section of the Company's website at www.gossamerbio.com. Alternatively, the conference call may be accessed through the following:
Conference ID: 5764004
Domestic Dial-in Number: (833) 646-0603
International Dial-in Number: (929) 517-9782
Live Webcast: https://edge.media-server.com/mmc/p/vsbk8uqe
A replay of the audio webcast will be available for 30 days on the “Investors” section of the Company's website, www.gossamerbio.com.
About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases.
Forward-Looking Statements
Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the anticipated timing of enrollment of clinical trials for our product candidates; plans to advance our product candidates; expectations on the timing of data readouts from our clinical studies; the potential clinical benefits, safety profile and market potential of our product candidates; the potential of our product candidates to benefit high unmet need patient populations; the expected impact of COVID-19; and the expected timeframe for funding our operating plan with current cash, cash equivalents and marketable securities. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from the recent global outbreak of the COVID-19 pandemic, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of Gossamer’s clinical trials and preclinical studies for its product candidates; interim results do not necessarily predict final results and one or more of the outcomes may materially change as the trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for its product candidates; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; Gossamer may use its capital resources sooner than it expects; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

GOSSAMER BIO, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA
(UNAUDITED; IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended December 31,		Year ended December 31,
STATEMENTS OF OPERATIONS DATA:	2020	2019	2020	2019
Operating expenses:
Research and development	$38,910	$42,596	$160,854	$143,403
In process research and development	5,300	1,600	23,380	3,600
General and administrative	15,877	11,591	49,728	39,136
Total operating expenses	60,087	55,787	233,962	186,139
Loss from operations	(60,087)	(55,787)	(233,962)	(186,139)
Other income (expense)
Interest income	366	1,567	3,442	5,563
Interest expense	(4,753)	(715)	(12,666)	(1,938)
Other income (expense)	(130)	237	(174)	2,207
Total other income (expense), net	(4,517)	1,089	(9,398)	5,832
Net loss	$(64,604)	$(54,698)	$(243,360)	$(180,307)
Net loss per share, basic and diluted	$(0.88)	$(0.89)	$(3.55)	$(3.29)
Weighted average common shares outstanding, basic and diluted	73,212,186	61,282,084	68,510,260	54,740,170

BALANCE SHEET DATA:	December 31, 2020	December 31, 2019
Cash, cash equivalents, and marketable securities	$512,628	$401,766
Working capital	483,672	372,394
Total assets	539,433	426,604
Total liabilities	218,749	74,119
Accumulated deficit	(577,530)	(334,170)
Total stockholders' equity	320,684	352,485

For Investors and Media:
Bryan Giraudo, Chief Financial Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com